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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. 2)*

                              Clayton Homes, Inc.
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                              (Name of Issuer)

                         Common Stock, $0.01 par value
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                       (Title of Class of Securities)

                                  184190 10 6
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                                 (CUSIP Number)

                                    12/31/99
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 184190 10 6                 13G                 PAGE  2  OF  5 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

                           Munder Capital Management
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        State of Delaware
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    Number of
                           5       Sole Voting Power

      Shares                              3,138,851
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                          0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                               4,671,192
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                           0
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

                                   4,671,192
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

                                      3.3%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

                                       IA
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CUSIP NO. 184190 10 6                   13G                   PAGE 3 OF 5 PAGES



ITEM 1.

         (a)      Name of Issuer:

                  Clayton Homes, Inc. (the "Company")

         (b)      Address of Issuer's Principal Executive Offices:

                  500 Clayton Road
                  Maryville, TN  37804

ITEM 2.

         (a)      Name of Person Filing:

                  Munder Capital Management ("Munder")

         (b)      Address of Principal Business Office or, if None, Residence:

                  Munder Capital Center
                  480 Pierce Street, Suite 300
                  P.O. Box 3043
                  Birmingham, MI  48012-3043

         (c)      Citizenship:

                  Munder is a general partnership formed under the laws of the State of Delaware

         (d)      Title of Class of Securities:

                  Common Stock, $0.10 par value ("Common Stock")

         (e)      CUSIP Number:

                  184190 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

/X/      (e)      Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940


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CUSIP NO. 184190 10 6                   13G                   PAGE 4 OF 5 PAGES



ITEM 4.           OWNERSHIP

         (a)      Amount Beneficially Owned:

                  4,671,192 shares of Common Stock

         (b)      Percent of Class

                  3.3%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or direct the vote:

                                    3,138,851 shares

                  (ii) shared power to vote or direct the vote:

                                    0

                  (iii) sole power to dispose or to direct the disposition of:

                                    4,671,192 shares

                  (iv) shared power to dispose or direct the disposition of:

                                    0


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable



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CUSIP NO. 184190 10 6                   13G                   PAGE 5 OF 5 PAGES


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable


ITEM 10. CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any such transaction having such purposes or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            MUNDER CAPITAL MANAGEMENT,
                                            a Delaware general partnership


                                            By:      /s/ Terry H. Gardner

Dated:    12/14/2000                        Its:     Vice President and CFO